Exhibit 4.6

Execution Version

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

THIRD OMNIBUS AMENDMENT

to

TERMS DOCUMENTS

Dated as of June 4, 2010

THIS THIRD OMNIBUS AMENDMENT TO TERMS DOCUMENTS (the “Amendment”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of June 4, 2010. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the applicable Terms Documents (as defined below).

WHEREAS, pursuant to Section 301(g) of the Indenture, the Issuer and the Indenture Trustee have entered into certain Term Documents listed on Exhibit A (the “Terms Documents”);

WHEREAS, pursuant to subsection 1001(c) of the Indenture, the Issuer and the Indenture Trustee desire to amend the Terms Documents to clarify the portion of funds allocable to the DiscoverSeries Notes from Series 2009-SD for purposes of calculating the Excess Spread Amount.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Noteholders:

ARTICLE I

AMENDMENTS

Section 1.1. Amendment to Class A(2010-1), Class A(2010-A), Class B(2009-1), Class C(2009-1), and Class C(2009-2) Terms Documents.

(1) Section 2.10 of each of the above-referenced Terms Documents is hereby amended by restating such provision in its entirety:

Section 2.10. Designation of Additional Amounts to be included in the Excess Spread Amount for the DiscoverSeries Notes. At any time that any outstanding Series of certificates issued by the Master Trust provides that the Series Principal Collections allocated to such Series will be deposited into the Group Finance Charge Collections Reallocation Account for the Master Trust to the extent necessary for application to cover shortfalls for other Series issued by the Master Trust, an amount equal to (x) all Series Principal Collections allocated to such Series, multiplied by (y) a fraction, the numerator of which is the sum of the Nominal Liquidation Amounts for each outstanding Tranche of the DiscoverSeries Notes (including these notes) and the denominator of which is (i) the Aggregate Investor Interest for the Master Trust minus (ii) the sum of the Series Investor Interests for all such Series that provide that the Series Principal Collections allocated to such Series will be so deposited (including Series 2009-SD), is hereby designated to be included in the Excess Spread Amount and shall be treated as Series Finance Charge Amounts for the DiscoverSeries.

ARTICLE II

MISCELLANEOUS

Section 2.1. Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.2. Ratification of Terms Documents. Except as specifically amended, modified or supplemented by this Amendment, the Terms Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Terms Documents, but shall constitute amendments thereof. Each of the parties to the Terms Documents agree to be bound by the terms of the obligations of the Terms Documents, as amended by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 2.3. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 2.4. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By:	Wilmington Trust Company,
not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A. Luce
Name: Jennifer A. Luce
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Patricia M. Child
	Name:	Patricia M. Child
	Title:	Vice President

[Signature Page to Omnibus Amendment to Indenture Supplement and Terms Documents]

EXHIBIT A

1.	The Class A(2010-1) Terms Document, dated as of February 4, 2010 between the Indenture Trustee and the Note Issuance Trust.

2.	The Class A(2010-A) Terms Document, dated as of March 25, 2010 between the Indenture Trustee and the Note Issuance Trust.

3.	The Class B(2009-1) Terms Document, dated as of September 1, 2009 between the Indenture Trustee and the Note Issuance Trust.

4.	The Class C(2009-1) Terms Document, dated as of September 1, 2009 between the Indenture Trustee and the Note Issuance Trust.

5.	The Class C(2009-2) Terms Document, dated as of November 25, 2009 between the Indenture Trustee and the Note Issuance Trust.